EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Andrea Henderson
Director of Marketing
415-884-4757 | andreahenderson@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS OF $10.5 MILLION
AMERICAN RIVER CONVERSION COMPLETE

NOVATO, CA, April 25, 2022 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $10.5 million in the first quarter of 2022, compared to $9.7 million in the fourth quarter of 2021 and $8.9 million in the first quarter of 2021. Diluted earnings per share were $0.66 in the first quarter, $0.61 in the prior quarter, and $0.66 in the same quarter last year. First quarter 2022 and fourth quarter 2021 earnings were impacted by the costs associated with our recent acquisition, the details of which are discussed throughout this report.

"During the first quarter, we successfully completed the system conversion of American River Bankshares, our largest conversion to date, with minimal disruption to customers." said Tim Myers, President and Chief Executive Officer. "As loan demand increases in the market, our talented teams are well positioned to capitalize on this trend and drive new loan originations across our newly expanded footprint."

Bancorp also provided the following highlights from the first quarter of 2022:

•Conversion of our core systems occurred in March, bringing acquired American River Bank ("ARB") accounts and key systems under the umbrella of Bank of Marin. For a smooth end-user experience in line with standards of legendary service, extra resources were deployed to assist our customers with the transition.
•Merger-related one-time and conversion costs reduced net income by $385 thousand, net of taxes, or $0.02 per share in the quarter. As shown in the reconciliation of GAAP to non-GAAP financial measures on page 3, without those acquisition related components, ROA of 0.98% and ROE of 9.61% would have been 1.01% and 9.96%, respectively, compared to 0.97% and 9.19% for the quarter ended December 31, 2021. ROA and ROE were 1.21% and 10.22% for the first three months of 2021.

•A good indicator of the merger's positive impact on operating earnings is the efficiency ratio, as it neither includes provisions for losses on loans and unfunded commitments, nor is it impacted by changes in share counts. As shown in the reconciliation of GAAP to non-GAAP financial measures on page 3, the efficiency ratios excluding merger-related one-time and conversion costs were 57.46% and 53.63% for the quarters ended March 31, 2022 and December 31, 2021, respectively, as compared to 59.13% and 56.92%. The change over the prior quarter was primarily due to typical first quarter increases in salaries, benefits and professional services expenses. The significant improvement in operating leverage generated by the acquisition is evident in the decline in efficiency ratio from 64.60% in first quarter of 2021, which was not impacted by merger costs.

•Loan balances of $2.202 billion at March 31, 2022 included an increase of $16.6 million in traditional commercial loans and a decrease of $70.6 million in Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans forgiven and paid off, resulting in a net decrease in loans of $53.8 million from December 31, 2021. First quarter loan originations of $49.8 million represented a six year peak for first quarter originations, and commercial line utilization increased to 38% of total commitments as of March 31, 2022, from 34% at December 31, 2021.

•Credit quality remains strong, with non-accrual loans representing 0.35% of total loans as of March 31, 2022, compared to 0.37% at December 31, 2021. While classified loans did not change significantly from the prior quarter end, special mention loans decreased by $10.0 million, the majority of which was due to payoffs and upgrades to pass risk ratings. Reversals of $485 thousand to the allowance for credit losses on loans and $318 thousand to the allowance for credit losses on unfunded loan commitments resulted from improved economic forecasts.

•Deposits grew by $52.8 million to $3.861 billion at March 31, 2022, compared to $3.809 billion at December 31, 2021, with most of the growth coming from non-interest bearing balances. Non-interest bearing deposits made up 51% of total deposits as of March 31, 2022 versus 50% as of December 31, 2021. The 0.06% cost of average deposits in the first quarter was unchanged from the fourth quarter of 2021 and compared to 0.07% in the first quarter of 2021. Additionally, as part of our liquidity management, the Bank maintained $180.0 million in deposits off-balance sheet with deposit networks at March 31, 2022.

•All capital ratios were above well-capitalized regulatory requirements. The total risk-based capital ratio for Bancorp was 14.4% at March 31, 2022, compared to 14.6% at December 31, 2021. Bancorp's tangible common equity to tangible assets was 8.0% at March 31, 2022, compared to 8.8% at December 31, 2021 (refer to footnote 5 on page 7 for a discussion of this non-GAAP financial measure). The decline in tangible equity from December 31, 2021 was primarily due to the $37.3 million other comprehensive loss, net of taxes, related to significant increases in interest rates during the quarter. The Bank's total risk-based capital ratio was 14.3% at March 31, 2022, compared to 14.4% at December 31, 2021.

•The Board of Directors declared a cash dividend of $0.24 per share on April 22, 2022, which represents the 68th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on May 13, 2022, to shareholders of record at the close of business on May 6, 2022.

Statement Regarding use of Non-GAAP Financial Measures

In this press release, Bancorp's financial results are presented in accordance with GAAP and refer to certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of Bancorp's operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and manage Bancorp's business. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousand, unaudited)	Three months ended
Net income	March 31, 2022	December 31, 2021	March 31, 2021
Net income (GAAP)	$10,465	$9,714	$8,947
Merger-related one-time and conversion costs:
Personnel and severance	335	336	—
Professional services	67	—	—
Data processing	48	695	—
Other	97	67	—
Total merger costs before tax benefits	547	1,098	—
Income tax benefit of merger-related expenses	(162)	(307)	—
Total merger-related one-time and conversion costs, net of tax benefits	385	791	—
Comparable net income (non-GAAP)	$10,850	$10,505	$8,947
Diluted earnings per share
Weighted average diluted shares	15,946	16,027	13,469
Diluted earnings per share (GAAP)	$0.66	$0.61	$0.66
Merger-related one-time and conversion costs, net of tax benefits	$0.02	$0.05	$—
Comparable diluted earnings per share (non-GAAP)	$0.68	$0.66	$0.66
Return on average assets
Average assets	$4,345,258	$4,298,766	$2,966,006
Return on average assets (GAAP)	0.98%	0.90%	1.21%
Comparable return on average assets (non-GAAP)	1.01%	0.97%	1.21%
Return on average equity
Average stockholders' equity	$441,626	$453,468	$355,022
Return on average equity (GAAP)	9.61%	8.50%	10.22%
Comparable return on average equity (non-GAAP)	9.96%	9.19%	10.22%
Efficiency ratio
Non-interest expense (GAAP)	$19,375	$18,984	$15,412
Merger-related expenses	(547)	(1,098)	—
Non-interest expense (non-GAAP)	$18,828	$17,886	$15,412
Net interest income	$29,898	$30,633	$22,031
Non-interest income	$2,867	$2,719	$1,826
Efficiency ratio (GAAP)	59.13%	56.92%	64.60%
Comparable efficiency ratio (non-GAAP)	57.46%	53.63%	64.60%

"We produced solid earnings in the first quarter, primarily due to new loan production paired with disciplined expense and liquidity management," said Tani Girton, EVP and Chief Financial Officer. "Our balance sheet and credit quality remain strong, enabling us to grow and deepen customer relationships in the year ahead."

Loans and Credit Quality

Loans totaled $2.202 billion at March 31, 2022 compared to $2.256 billion at December 31, 2021. Loan originations were $49.8 million for the first quarter of 2022, compared to $80.0 million in the fourth quarter of 2021 and $25.3 million in the first quarter of 2021 (excludes $119.5 million of SBA PPP loans originated in the first quarter of 2021). Non-PPP loan payoffs were $49.3 million in the first quarter 2022, compared to $72.8 million for the fourth quarter of 2021 and $34.6 million for first quarter of 2021. Loan payoffs in the first quarter were driven by investor commercial real estate assets outside the Bank’s risk appetite or market area.

Bank of Marin and ARB originated a combined total of 3,556 loans amounting to $550.3 million in two rounds of SBA PPP loan financing. Of these amounts, as of March 31, 2022 there were 191 loans still outstanding totaling $40.6 million (net of $993 thousand in unrecognized fees and costs) compared to 368 loans outstanding at December 31, 2021 for a total of $111.2 million (net of $2.5 million in unrecognized fees and costs). In the first quarter of 2022, Bank of Marin recognized $1.5 million in PPP fees, net of costs, compared to $1.8 million in the prior quarter and $1.7 million in the same quarter of 2021.

During the onset of the pandemic, Bank of Marin granted payment relief for 269 loans totaling $402.9 million. As of March 31, 2022, two borrowing relationships with three loans totaling $23.6 million were continuing to benefit from payment relief. We monitor the financial situation of these clients closely and expect them to resume payments as the economy continues to recover.

Non-accrual loans totaled $7.7 million, or 0.35%, of the Bank's portfolio at March 31, 2022, compared to $8.4 million, or 0.37% at December 31, 2021, and $9.2 million, or 0.43%, a year ago. Non-accrual loans at March 31, 2022 and year end included two secured owner-occupied commercial real estate loans totaling $7.1 million, which were placed on non-accrual status in fourth quarter 2020. Classified loans totaled $36.5 million at March 31, 2022, compared to $36.2 million at December 31, 2021 and $26.4 million at March 31, 2021. Accruing loans past due 30 to 89 days totaled $2.3 million at March 31, 2022, compared to $1.7 million at December 31, 2021.

Net recoveries for both the first quarter of 2022 and fourth quarter of 2021 totaled $9 thousand, compared to $13 thousand in the first quarter a year ago. The ratio of allowance for credit losses to total loans was 1.02% at March 31, 2022 and December 31, 2021.

In the first quarter of 2022, we recorded a reversal of provision for credit losses on loans of $485 thousand, compared to a provision of $600 thousand in the prior quarter and a reversal of provision of $2.9 million in the first quarter of 2021. There was a reversal of provision for credit losses on unfunded commitments of $318 thousand in the first quarter of 2022, compared to a $210 thousand provision in the prior quarter and a $590 thousand reversal in the first quarter of 2021. Current quarter provision reversals were due primarily to the improvement in underlying economic forecasts.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $170.9 million at March 31, 2022, compared to $347.6 million at December 31, 2021. The $176.7 million decrease was primarily due to the deployment of funds into investment securities, as noted below.

Investments

The investment securities portfolio totaled $1.746 billion at March 31, 2022, an increase of $235.9 million from December 31, 2021. The increase was primarily the result of securities purchases totaling $339.4 million, partially offset by maturities, calls, and paydowns totaling $48.0 million and an increase in unrealized losses of $53.0 million on available-for-sale investment securities primarily due to a sharp rise in market interest rates during the first quarter of 2022.

The Bank's strong liquidity position enabled the transfer of $357.5 million in available-for-sale securities to held-to-maturity classification, effective March 1, 2022, which serves to partially insulate other comprehensive income and equity from changes in interest rates. This transfer had no impact on net income, and future price changes on these securities due to changes in interest rates will not affect capital.

Deposits

Deposits totaled $3.861 billion at March 31, 2022, compared to $3.809 billion at December 31, 2021. The $52.8 million increase in deposits from the prior quarter is consistent with activity experienced throughout 2021 from larger business clients. The average cost of deposits remained consistent in the first quarter at 0.06%.

Earnings

Net Interest Income

Net interest income totaled $29.9 million in the first quarter of 2022, compared to $30.6 million in the prior quarter and $22.0 million in the first quarter a year ago. The $735 thousand decrease from the prior quarter was primarily attributable to changes in amortization and accretion on acquired loans, lower loan prepayment fees, lower PPP fee recognition and fewer days in the quarter, partially offset by higher average balances and yields on investment securities. The $7.9 million increase from the comparative quarter a year ago was reflective of the ARB merger, a larger allocation of the loan portfolio to higher rate loans, deployment of cash into investment securities, and costs associated with the early redemption of subordinated debt in the first quarter of 2021. Increases were partially offset by a lower average yield on the investment portfolio.

The tax-equivalent net interest margin was 2.96% in the first quarter, 3.03% in the prior quarter, and 3.19% in the first quarter of 2021. The decrease from the prior quarter was primarily due to changes in amortization and accretion on acquired loans, lower loan prepayment fees, lower PPP fee recognition, and a higher proportion of investment securities from balance sheet growth. Average yields on the non-PPP portion of the loan portfolio and the investment portfolio are beginning to reflect recent increases in interest rates, particularly commercial loans.

The decrease in tax-equivalent net interest margin from the same period a year ago was primarily attributed to a higher proportion of investment securities in the larger balance sheet associated with ARB's lower loan-to-deposit ratio and and other deposit growth with average yields 74 basis points lower.

Non-Interest Income

Non-interest income totaled $2.9 million in the first quarter of 2022, compared to $2.7 million in the prior quarter and $1.8 million in the first quarter a year ago. The $148.0 thousand increase from the prior quarter was related to a payment on bank-owned life insurance. The $1.0 million increase from the first quarter of 2021 was mostly attributable to increased activity associated with the ARB acquisition.

Non-Interest Expense

Non-interest expense totaled $19.4 million in the first quarter of 2022, $19.0 million in the prior quarter and $15.4 million in the same quarter last year. The increase from the prior quarter was primarily due to seasonal increases related to annual incentives, share-based compensation and 401(k) contributions included in salaries and related benefits. Additionally, the cost of professional services increased due to audit work performed in the first quarter related to both the year-end financial statement audit and the acquisition. Increases were partially offset by a decrease in acquisition-related one-time data processing expenses. The largest increases over prior year first quarter expenses came from salaries and related benefits, which rose $2.3 million due to increased numbers of employees in acquired branch and loan offices, regularly scheduled annual merit and related increases, and lower deferred loan origination costs. Higher expenses across most other categories reflect the acquisition, including one-time and conversion costs of $547 thousand and additional amortization associated with the ARB core deposit intangible asset in the first quarter of 2022.

Share Repurchase Program

The Bancorp Board of Directors approved a share repurchase program on July 16, 2021 under which Bancorp may repurchase up to $25.0 million of its outstanding common stock through July 31, 2023. On October 22, 2021, the Board of Directors approved an amendment that increased the total authorization from $25.0 million to $57.0 million. Bancorp repurchased 23,275 shares totaling $877 thousand in the first quarter of 2022. From the start of this program, the Bancorp has repurchased 618,991 shares totaling $22.3 million as of March 31, 2022.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its first quarter 2022 earnings call on Monday, April 25, 2022 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.3 billion, Bank of Marin has 31 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, our ability to successfully integrate the acquisition of American River Bankshares and American River Bank into the Company and Bank, natural disasters (such as wildfires, floods and earthquakes), our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, general economic conditions, economic uncertainty in the United States and abroad, impacts from inflation, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(BMRC-ER)

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
Selected operating data and performance ratios:
Net income	$10,465	$9,714	$8,947
Diluted earnings per common share	$0.66	$0.61	$0.66
Return on average assets	0.98%	0.90%	1.21%
Return on average equity	9.61%	8.50%	10.22%
Efficiency ratio	59.13%	56.92%	64.60%
Tax-equivalent net interest margin [1]	2.96%	3.03%	3.19%
Cost of deposits	0.06%	0.06%	0.07%
Net (recoveries) charge-offs	$(9)	$(9)	$(13)

(in thousands; unaudited)	March 31, 2022	December 31, 2021
Selected financial condition data:
Total assets	$4,330,424	$4,314,209
Loans:
Commercial and industrial [2]	$248,625	$301,602
Real estate:
Commercial owner-occupied	391,924	392,345
Commercial investor-owned	1,176,918	1,189,021
Construction	131,015	119,840
Home equity	88,092	88,746
Other residential	114,277	114,558
Installment and other consumer loans	51,003	49,533
Total loans	$2,201,854	$2,255,645
Non-performing loans: [3]
Real estate:
Commercial owner-occupied	$7,272	$7,269
Commercial investor-owned	—	694
Home equity	390	413
Installment and other consumer loans	16	—
Total non-accrual loans	$7,678	$8,376
Classified loans (graded substandard and doubtful)	$36,460	$36,235
Total accruing loans 30-89 days past due	$2,323	$1,673
Allowance for credit losses to total loans	1.02%	1.02%
Allowance for credit losses to total loans, excluding SBA PPP loans [4]	1.04%	1.07%
Allowance for credit losses to non-performing loans	2.94x	2.75x
Non-accrual loans to total loans	0.35%	0.37%
Total deposits	$3,861,342	$3,808,550
Loan-to-deposit ratio	57.0%	59.2%
Stockholders' equity	$420,408	$450,368
Book value per share	$26.27	$28.27
Tangible common equity to tangible assets [5]	8.0%	8.8%
Total risk-based capital ratio - Bank	14.3%	14.4%
Total risk-based capital ratio - Bancorp	14.4%	14.6%
Full-time equivalent employees	312	328
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Includes SBA PPP loans of $40.6 million and $111.2 million at March 31, 2022 and December 31, 2021, respectively.
[3] Excludes accruing troubled-debt restructured loans of $2.1 million and $2.1 million at March 31, 2022 and December 31, 2021, respectively.
[4] The allowance for credit losses to total loans, excluding non-impaired acquired loans and guaranteed SBA PPP loans, is considered a meaningful non-GAAP financial measure, as it represents only those loans that were considered in the calculation of the allowance for credit losses. Refer to footnote 2 above for SBA PPP loan totals.

[5] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $79.0 million and $79.4 million at March 31, 2022 and December 31, 2021, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	March 31, 2022	December 31, 2021
Assets
Cash, cash equivalents and restricted cash	$170,901	$347,641
Investment securities
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at March 31, 2022 and December 31, 2021)	790,264	342,222
Available-for-sale (at fair value; amortized cost of $995,637 and $1,169,520 at March 31, 2022 and December 31, 2021, respectively; net of zero allowance for credit losses at March 31, 2022 and December 31, 2021)	955,457	1,167,568
Total investment securities	1,745,721	1,509,790
Loans, at amortized cost	2,201,854	2,255,645
Allowance for credit losses on loans	(22,547)	(23,023)
Loans, net of allowance for credit losses on loans	2,179,307	2,232,622
Goodwill	72,754	72,754
Bank-owned life insurance	61,536	61,473
Operating lease right-of-use assets	23,544	23,604
Bank premises and equipment, net	7,236	7,558
Core deposit intangible, net	6,225	6,605
Other real estate owned	800	800
Interest receivable and other assets	62,400	51,362
Total assets	$4,330,424	$4,314,209

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,960,684	$1,910,240
Interest bearing
Transaction accounts	299,336	290,813
Savings accounts	347,335	340,959
Money market accounts	1,108,852	1,116,303
Time accounts	145,135	150,235
Total deposits	3,861,342	3,808,550
Borrowings and other obligations	388	419
Operating lease liabilities	25,351	25,429
Interest payable and other liabilities	22,935	29,443
Total liabilities	3,910,016	3,863,841

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,003,847 and 15,929,243 at March 31, 2022 and December 31, 2021, respectively	213,204	212,524
Retained earnings	246,511	239,868
Accumulated other comprehensive loss, net of taxes	(39,307)	(2,024)
Total stockholders' equity	420,408	450,368
Total liabilities and stockholders' equity	$4,330,424	$4,314,209

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
Interest income
Interest and fees on loans	$23,677	$25,495	$20,661
Interest on investment securities	6,693	5,625	3,129
Interest on federal funds sold and due from banks	106	125	42
Total interest income	30,476	31,245	23,832
Interest expense
Interest on interest-bearing transaction accounts	56	53	39
Interest on savings accounts	29	28	19
Interest on money market accounts	478	505	286
Interest on time accounts	14	25	96
Interest on borrowings and other obligations	1	1	—
Interest on subordinated debenture	—	—	1,361
Total interest expense	578	612	1,801
Net interest income	29,898	30,633	22,031
(Reversal of) provision for credit losses on loans	(485)	600	(2,929)
(Reversal of) provision for credit losses on unfunded loan commitments	(318)	210	(590)
Net interest income after (reversal of) provision for credit losses	30,701	29,823	25,550
Non-interest income
Wealth Management and Trust Services	600	607	488
Debit card interchange fees, net	505	544	366
Service charges on deposit accounts	488	531	281
Earnings on bank-owned life insurance, net	413	302	257
Dividends on Federal Home Loan Bank stock	259	255	149
Merchant interchange fees, net	140	175	57
Losses on sale of investment securities, net	—	(17)	—
Other income	462	322	228
Total non-interest income	2,867	2,719	1,826
Non-interest expense
Salaries and related benefits	11,548	10,716	9,208
Occupancy and equipment	1,909	1,929	1,751
Data processing	1,277	1,887	819
Professional services	913	653	863
Information technology	478	445	313
Depreciation and amortization	452	461	459
Amortization of core deposit intangible	380	393	204
Directors' expense	311	297	175
Federal Deposit Insurance Corporation insurance	290	292	179
Charitable contributions	45	90	31
Other expense	1,772	1,821	1,410
Total non-interest expense	19,375	18,984	15,412
Income before provision for income taxes	14,193	13,558	11,964
Provision for income taxes	3,728	3,844	3,017
Net income	$10,465	$9,714	$8,947
Net income per common share:
Basic	$0.66	$0.61	$0.67
Diluted	$0.66	$0.61	$0.66
Weighted average shares:
Basic	15,876	15,948	13,363
Diluted	15,946	16,027	13,469
Comprehensive income (loss):
Net income	$10,465	$9,714	$8,947
Other comprehensive income (loss):
Change in net unrealized (losses) gains on available-for-sale securities	(38,228)	(12,723)	(9,082)
Reclassification adjustment for losses on available-for-sale securities included in net income	—	17	—
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	(14,847)	—	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	144	108	143
Other comprehensive loss, before tax	(52,931)	(12,598)	(8,939)
Deferred tax benefit	(15,648)	(3,726)	(2,644)
Other comprehensive loss, net of tax	(37,283)	(8,872)	(6,295)
Total comprehensive (loss) income	$(26,818)	$842	$2,652

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2022			December 31, 2021			March 31, 2021
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$231,555	$106	0.18%	$330,894	$125	0.15%	$165,788	$42	0.10%
Investment securities [2,3]	1,626,537	6,871	1.69%	1,410,383	5,801	1.65%	540,970	3,282	2.43%
Loans [1,3,4]	2,227,495	23,881	4.29%	2,269,785	25,711	4.43%	2,099,847	20,836	3.97%
Total interest-earning assets [1]	4,085,587	30,858	3.02%	4,011,062	31,637	3.09%	2,806,605	24,160	3.44%
Cash and non-interest-bearing due from banks	69,019			85,869			50,931
Bank premises and equipment, net	7,430			7,777			4,777
Interest receivable and other assets, net	183,222			194,058			133,693
Total assets	$4,345,258			$4,298,766			$2,996,006
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$295,183	$56	0.08%	$290,394	$53	0.07%	$174,135	$39	0.09%
Savings accounts	343,327	29	0.03%	336,715	28	0.03%	214,049	19	0.04%
Money market accounts	1,122,215	478	0.17%	1,102,943	505	0.18%	703,577	286	0.16%
Time accounts including CDARS	147,707	14	0.04%	144,993	25	0.07%	96,349	96	0.40%
Borrowings and other obligations [1]	399	1	0.62%	430	1	0.62%	36	—	1.99%
Subordinated debenture [1,5]	—	—	—%	—	—	—%	2,164	1,361	251.54%
Total interest-bearing liabilities	1,908,831	578	0.12%	1,875,475	612	0.13%	1,190,310	1,801	0.61%
Demand accounts	1,942,804			1,915,309			1,406,123
Interest payable and other liabilities	51,997			54,514			44,551
Stockholders' equity	441,626			453,468			355,022
Total liabilities & stockholders' equity	$4,345,258			$4,298,766			$2,996,006
Tax-equivalent net interest income/margin [1]		$30,280	2.96%		$31,025	3.03%		$22,359	3.19%
Reported net interest income/margin [1]		$29,898	2.93%		$30,633	2.99%		$22,031	3.14%
Tax-equivalent net interest rate spread			2.90%			2.96%			2.83%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2022 and 2021.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] 2021 interest on subordinated debenture included $1.3 million in accelerated discount accretion from the early redemption of our last subordinated debenture on March 15, 2021.